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                                                                       Exhibit 2

                           ARTICLES OF INCORPORATION
                                       OF
                                DIRECT RX, INC.



     The undersigned, being an Ohio corporation and desiring to form a corporation for profit under the General Corporation Law, Chapter 1701 of the Ohio revised Code, does hereby certify:


     FIRST:    The name of the Corporation shall be DIRECT RX, INC.


     SECOND: The place in Ohio where the principal office of the Corporation is to be located is the City of Independence, County of Cuyahoga.


     THIRD: The purpose for which the Corporation is formed is to engage in any lawful act of activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.


     FOURTH: The number of shares which the Corporation is authorized to have outstanding is Three Million (3,000,000), all of which are common shares without par value.


     FIFTH: The Corporation may, from time to time, pursuant to authorization by its Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors shall determine, to the extent permitted by law; subject, however, to such limitation or restriction, if any, as may be imposed by the terms or provisions of any class of shares or other securities of the Corporation outstanding at the time of the purchase or acquisition in question.


     SIXTH: The Corporation shall indemnify such persons as it is permitted to indemnify by Section 1701.13(E) of the Ohio General Corporation Law, and the heirs, executors, and administrators of such persons, to the full extent permitted by, but in accordance with


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                                                       Articles of Incorporation
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the provisions of that Section.  Reference to Section 1701.13(E) in the previous sentence shall constitute a reference to any legislation hereafter enacted by the Ohio Legislature on the same general subject as present Section 1701.31(E), whether by amendment of that Section or by substitution of differently numbered material for it. Notwithstanding the foregoing, except as otherwise required by Section 1701.31(E), a person who would be entitled to indemnity only as an agent (a director, officer, employee or trustee not to be considered an "agent" for purposes of this sentence) of the Corporation or only as an agent of another entity, shall not be entitled to indemnity.


     SEVENTH: Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver, approval, adoption or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or any class of classes of shares thereof, such action, unless otherwise expressly required by statute, may be taken by the vote, consent, waiver, approval, adoption or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.


     EIGHTH:   No holder of any class of shares of the Corporation shall have any preemptive or preferential right to subscribe to or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized and whether unissued or in the treasury, or any obligations convertible into shares of any class of stock of the Corporation, at any time issued or sold, or any right to subscribe to or purchase any thereof.


     NINTH:    A Director or officer of the Corporation shall not be
disqualified from dealing or contracting with the Corporation as vendor, purchaser, employee, agent or otherwise; nor shall any transaction, contract, or other act of the Corporation be void or voidable or in any way affected or invalidated by the fact that any Director or officer or any firm in which such Director or officer is a member, or any corporation of which such Director or officer is a member, or any corporation of which such Director or officer is a shareholder, director or officer is


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                                                       Articles of Incorporation
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in any way interested in such transaction, contract, or other act, provided the fact that such Director, officer, firm or corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof who shall be present at any meeting of the Board of Directors at which action upon any such transaction, contract or other act shall be taken, nor shall any such Corporation for or in respect of any such transaction, contract, or other act of the Corporation or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, director or officer is interested in such transaction, contract, or other act; and any such Director at any meeting of the Board of Directors of the Corporation which shall authorize to take action in respect of any such transaction, contract, or other act, may vote thereat to authorize, ratify, or approve any such transaction, contract or other act, with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, director or officer were not interested in such transaction, contract or other act.


     IN WITNESS WHEREOF, A&H Statutory Service Corp. has hereunto caused to be subscribed its name this 25th day of June, 1992.

                                        A&H Statutory Service Corp.

                                        By        William W. Tuft
                                           -----------------------------
                                                   Vice President



                                        INCORPORATOR





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                                                       Articles of Incorporation